Exhibit 99.1

Itron Finalizes Strategic Acquisition of Smart Grid Technology Provider SmartSynch

Adding cellular communications to Itron’s smart grid portfolio provides utilities with more choices

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--May 1, 2012--Itron, Inc. (NASDAQ:ITRI) announced today that it has completed its previously announced acquisition of privately held SmartSynch for $100 million. The acquisition strengthens Itron’s cellular communications offering and brings greater choice to utility customers across the spectrum of smart metering deployments.

“I’m delighted to complete this acquisition of SmartSynch,” said LeRoy Nosbaum, Itron president and chief executive officer. “Itron has a long legacy of building flexible solutions to meet unique customer needs. By expanding our offering to include integrated cellular communications, we are positioned to help customers deploy the best technology mix and accelerate the adoption of smart metering and smart grid technologies.”

SmartSynch, the leading provider of point-to-point smart grid solutions that utilize a cellular network for communications, has more than 130 customers, including nine of the top ten utilities in North America. Most recently, SmartSynch’s technology was selected by Consumers Energy to meet the needs of a full cellular smart grid network deployment for 1.9 million electric residential and commercial & industrial customers.

Nosbaum continued, “We’re pleased to welcome the employees of SmartSynch to Itron which we believe will be a great fit.”

Stephen Johnston, former SmartSynch chief executive officer, will continue in a leadership role, setting cellular technology strategy for integrated smart grid solutions at Itron.

“By joining forces, we are the only company that can offer cellular along with a variety of RF-based technologies for smart grid projects today,” said Stephen Johnston, head of Cellular Solutions for Itron. “This is good for our customers, our business and the industry.”

About Itron

Itron is a leading provider of energy and water resource management solutions for nearly 8,000 utilities around the world. We offer end-to-end solutions that include electricity, gas, water and thermal energy measurement and control technology; communications systems; software; and professional services. With more than 9,000 employees doing business in more than 130 countries, Itron empowers utilities to responsibly and efficiently manage energy and water resources. To realize a sustainable future, start here: www.itron.com.

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